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                                                                EXHIBIT 23.1


                             Consent of KPMG LLP



We consent to incorporation by reference in the registration statements (Nos. 333-45335, 333-57337, 333-65593, 333-71887, 333-86415, and 333-38972) on Forms
S-3 and (Nos. 333-78177, 333-80197, 333-84625, 333-33140, and 333-32962) on
Forms S-8 of SoftNet Systems, Inc. of our report dated November 6, 2001, except as to notes 19 and 20, which are as of September 5, 2002, relating to the consolidated balance sheets of SoftNet Systems, Inc. and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 2001, and the related financial statement schedule, which report appears in this Form 8-K of SoftNet Systems, Inc.



/s/ KPMG LLP



San Francisco, California
September 6, 2002